Exhibit 10.53

December 13, 2018

[NAME OF EXECUTIVE]

[ADDRESS OF EXECUTIVE]

Dear [NAME OF EXECUTIVE],

I am very pleased to let you know you have been chosen by Lannett’s Board of Directors to receive a special retention incentive award, which is being granted to a very select group of key executives.  This award is in recognition of your commitment and contributions during this time of transition of the Company and its business.

As part of this award, you will be eligible to receive a one-time special award of $XXX, representing one year of your current base salary, less applicable taxes and withholdings, which will be paid to you in December 2019.

Due to the sensitive nature and the limited number of executives receiving this special award, we ask that you use good discretion.

Additional Terms:

•                  In order to be eligible for the retention incentive award, you must, within the discretion of the Board of Directors, remain in good standing, meet performance expectations, and be an active employee as of December 1, 2019 (except as set forth below).

•                  The retention incentive award payment will be made in the second regularly scheduled payroll of December 2019 (the “Payment Date”).

•                  In the event you resign or the Company terminates you for Cause prior to the Payment Date, you shall not be entitled to receive any portion of the retention incentive award.

•                  If the Company terminates you without Cause in connection with or following the occurrence of a Change in Control but prior to the Payment Date, you shall be entitled to the full payment of the retention incentive award on the Payment Date.

•                  If the Company terminates you without Cause prior to the Payment Date not in connection with or following the occurrence of a Change in Control, you shall be entitled to the full payment of the retention incentive award on the Payment Date.

•                  Nothing in this letter shall be deemed to change the nature of your employment with Lannett or the terms of your employment agreement with Lannett.

•                  For purposes of this letter, the terms Cause and Change in Control shall have the same meanings set forth in your employment agreement with Lannett.

Please indicate your understanding of this arrangement by signing this letter and returning it to the Compensation Manager.

On behalf of Lannett, I would like to thank you for your significant contributions to the business and wish you continued success.  Should you have any questions, please speak to the Sr. Director of Human Resources.

Best regards,

Acknowledged by:

[NAME OF EXECUTIVE]

Date: December , 2018